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Exhibit (A)(1)

Offer to Purchase for Cash
Up to 3,813,591 Shares of Common Stock
And
Up to 478,080 Shares of Cumulative Voting Convertible Preferred Stock, Series B
Of
Old Stone Corporation
At
$1.00 Net Per Common Share
And
$10.00 Net Per Cumulative Voting Convertible Preferred, Series B Share
By
Manticore Properties II, L.P., Mantpro, LLC and William A. Ackman

        THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT EASTERN DAYLIGHT SAVINGS TIME, ON TUESDAY, JUNE 3, 2003, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE OFFER TO PURCHASE—SECTION 14 ("CONDITIONS TO THE OFFER"). THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF COMMON SHARES (THE "COMMON SHARES") OR CUMULATIVE VOTING CONVERTIBLE PREFERRED SHARES, SERIES B (THE "PREFERRED SHARES" AND TOGETHER WITH THE COMMON SHARES THE "SHARES") BEING TENDERED.

        THE OFFER PRICES OF $1.00 NET PER COMMON SHARE AND $10.00 NET PER CUMULATIVE VOTING CONVERTIBLE PREFERRED, SERIES B SHARE ARE BELOW RECENT TRADING PRICES FOR THE SECURITIES. SEE SECTION 6 "PRICE RANGE OF SHARES, DIVIDENDS ON SHARES" FOR FURTHER INFORMATION CONCERNING RECENT TRADING PRICES OF THE SHARES SUBJECT TO THE OFFER.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others Call Toll-free: (800) 549-6650

May 21, 2003

IMPORTANT

        If you wish to tender all or any portion of your Shares, you must take the steps set forth in either (1) or (2) below prior to the expiration of the Offer:

          (1)   (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in the Offer to Purchase — Section 3 ("Procedure for Tendering Shares"), an Agent's Message, and any other required documents to The Bank of New York, which is acting as the depositary (the "Depositary"); and

          (b)   deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase — Section 3 ("Procedure for Tendering Shares"); or

          (2)   request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

        If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

        If you wish to tender Shares and your certificates for Shares are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, your tender may be effected by following the procedures for guaranteed delivery set forth in the Offer to Purchase—Section 3 ("Procedure for Tendering Shares").

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to D.F. King & Co., Inc. at its address and telephone number set forth on the back cover of this Offer to Purchase.

ii

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SUMMARY TERM SHEET

        Manticore Properties II, L.P., ("Purchaser", "we" or "us") is proposing to acquire up to 3,813,591 Common Shares (representing approximately 46% of the outstanding Common Shares) not beneficially owned by us or our affiliates and up to 478,080 Preferred Shares (representing approximately 46% of the outstanding Preferred Shares) not beneficially owned by us or our affiliates at a price of $1.00 per Common Share and $10.00 per Preferred Share in cash subject to the terms and conditions set forth in this Offer. See the Offer to Purchase—Section 1 ("Terms of the Offer; Proration") for a description of the terms of the Offer to Purchase. Assuming the maximum amount of such Shares are tendered and not withdrawn, we and our affiliates would collectively own approximately 80% of the outstanding Common Shares and 95% of the outstanding Preferred Shares. The following are some of the questions you, as a stockholder of Old Stone, may have, as well as answers to those questions. We urge you to read the remainder of this Offer to Purchase and the related Letters of Transmittal (together, the "Offer") carefully because the information in this summary is not complete and additional important information is contained in the remainder of this Offer. Please note that capitalized terms used in this summary term sheet without definition are defined elsewhere in this document.

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

Who is offering to buy my securities?

        Manticore Properties II, L.P., a Delaware limited partnership, whose sole general partner is Mantpro, LLC, a Delaware limited liability company, is offering to buy your securities. Mantpro, LLC's sole managing member is William A. Ackman. Mantpro, LLC and Manticore Properties II, L.P. were formed for the purpose of making the Offer. We are offering to buy your securities as described in this document. See the Offer to Purchase—Section 9 ("Certain Information Concerning the Funds, Manticore and Purchaser") for further information about Purchaser and its affiliates.

What are the classes and amounts of securities sought in the Offer?

        We are offering to buy 3,813,591 Common Shares (representing approximately 46% of the outstanding Common Shares) not beneficially owned by us or our affiliates and up to 478,080 Preferred Shares (representing approximately 46% of the outstanding Preferred Shares) not beneficially owned by us or our affiliates. Assuming the maximum amount of such Shares are tendered and not withdrawn, we and our affiliates would collectively own approximately 80% of the outstanding Common Shares and 95% of the outstanding Preferred Shares. If more than 3,813,591 Common Shares or 478,080 Preferred Shares (or such greater number of Common Shares or Preferred Shares as we elect to accept for payment and pay for) are validly tendered and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 3,813,591 Common Shares and 478,080 Preferred Shares from the tendering shareholders on a pro-rata basis.

What happens if shareholders tender more than you are willing to buy?

        If shareholders tender more than the number of Common Shares or Preferred Shares that we are willing to accept, we will accept shares for payment on a pro-rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Common Shares and Preferred Shares validly tendered and not withdrawn by the Expiration Date (the "Proration Period"). If we prorate, some of the balance of shares which were not accepted for tender and payment may be returned to you in odd lots. For information about the terms of the Offer, see the Offer to Purchase—Section 1 ("Terms of the Offer; Proration").

If you prorate, when will I know how many Shares will actually be accepted for tender and payment?

        If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any Shares until at least four New York Stock Exchange ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Shares may obtain such preliminary information from the Information Agent. In the event proration is required we will prorate based on a fraction, where the numerator is the number of Shares sought (3,813,591 Common Shares and 478,080 Preferred Shares, respectively) and the denominator is equal to the number of Common Shares or Preferred Shares, respectively, that are validly tendered and not withdrawn prior to the Expiration Date. If this fraction, in the case of Preferred Shares and/or Common Shares, as the case may be, is less than 1, we will multiply the number of your Common Shares and/or Preferred Shares tendered, as applicable, by the applicable fraction and the resulting amount will determine the number of your Preferred Shares and/or Common Shares, respectively, that we accept for tender. Fractional Shares will not be accepted and Shares will be rounded up or down as we determine and as appropriate.

How much are you offering to pay, what is the form of payment?

        We are offering to pay $1.00 in cash for each Common Share and $10.00 in cash for each Preferred Share. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. We will pay soliciting dealer's fees of $0.10 per Common Share and $0.40 per Preferred Share to brokers or nominees for soliciting tenders. We will not pay any such fees on account of Shares beneficially owned by such brokers or nominees. These fees should cover any charges of your broker so that you should not have to pay any brokerage fees in connection with the tender of your Shares. See the Offer to Purchase—Section 1 ("Terms of the Offer; Proration") for information about the terms of the Offer.

Do you have the financial resources to make payment?

        Yes. We have the financial resources to pay the Offer Price with cash on hand. The Offer is not conditioned on our obtaining any financing. See the Offer to Purchase—Section 10 ("Source and Amount of Funds") for more information.

Why are you making this offer?

        Old Stone is seeking to recover $206.3 million in damages for money-back restitution as well as other damages in a suit against the United States in the U.S. Court of Federal Claims (the "Action"). We believe the award in the Action may be sufficient to cause the value of the Shares to rise from their recent trading prices, however, there can be no assurance that Old Stone will recover any of the alleged amounts of damages, or that any award would cause future trading prices of the Shares to rise. It is possible that any recovery in the Action could be appealed and that any actual payment to Old Stone could be delayed for an indeterminate period of time. The U.S. Court of Federal Claims recently ruled in favor of Old Stone on issues of liability. In April 2003, Old Stone filed a motion for partial summary judgment on its damages claims for money-back restitution as well as other damages. The parties are scheduled to appear in the Court of Federal Claims on June 11, 2003 to argue the motion. If Old Stone prevails on some or all of its alleged damages claims for money-back restitution as well as other damages the value of the Shares may increase significantly. As of May 21, 2003, we are not aware of any further developments in the case since the filing of the Schedule TO on May 5, 2003 and as disclosed in the Offer to Purchase.

What happens if I do not tender my Shares?

        If you continue to hold your Shares, the value of your shares may increase significantly in the event Old Stone prevails in the Action. We believe the award in the Action may be sufficient to cause the value of the Shares to rise from their recent trading prices, however, there can be no assurance that Old Stone will recover any of the alleged amounts of damages, or that any award would cause future trading prices of the Shares to rise. The amount eventually recovered, if any, by Old Stone could be substantially lower than what it is claiming. Any recovery could be reduced or overturned on appeal.

If I tender my Shares, will I have a right to any benefits to Old Stone if Old Stone recovers a large damage award?

        No. By tendering Shares pursuant to the Offer, to the extent such shares are accepted by us, you will receive cash pursuant to the terms of the Offer, but you will relinquish any rights, as a shareholder, to any benefits to Old Stone of the outcome of the Action. The bidders will not accept certain shares in the event that (1) proration is required because of oversubscription; (2) shares are validly tendered but withdrawn by the tenderor; or (3) the minimum holder condition or any other condition is not satisfied. In the case of (3), the bidders will determine satisfaction of all conditions prior to the Expiration Date. See the Offer to Purchase—Section 8 ("Certain Information Regarding Old Stone—Legal Proceedings").

If I do not elect to tender, are there any differences between holding Preferred Shares versus Common Shares?

        Yes. As of December 31, 2001, the Preferred Shares were entitled to a liquidation preference of approximately $20.9 million and accrued but unpaid dividends of approximately $25.8 million. The amount of accrued but unpaid dividends increases by $2.40 per Preferred Share every year. We are not aware of any dividends being declared or paid on the Preferred Shares. As a result, if Old Stone recovers any damages in the Action, upon a liquidation the Preferred Shares would have prior claim to approximately $46.7 million, plus any additional liquidation preference added to, and accrued dividends on, the Preferred Shares since December 31, 2001 through the date any distribution is made by Old Stone to its shareholders. If the amount of the award is below the amount of the liquidation preference and the accrued dividends on the Preferred Shares, the Common Shares would receive little or no recovery. In addition, commencing on February 20, 2002 and on each succeeding February 20th thereafter, Old Stone is required to redeem ten percent of the Preferred Shares at a price of $20.00 per share. To our knowledge, none of the Preferred Shares have been redeemed. As a result, in addition to the liquidation preference and accrued dividends on the Preferred Shares, Old Stone will be required to carry out any required past-due and future redemptions of Preferred Shares prior to making any distribution to holders of Common Shares. Because the Preferred Shares have a prior claim in liquidation, the value of any Common Shares not tendered and retained by shareholders may be significantly more prone to large fluctuations in value (both up and down) than the Preferred Shares in the trading market.

What has prompted you to make this offer at this time?

        Old Stone announced, by press release dated April 11, 2003 significant developments in the Action. According to that press release, "the United States Court of Federal Claims granted Old Stone's motion for summary judgment on liability and denied the government's cross-motion for summary judgment. In addition, the Judge directed attorneys for the parties to contact the Court by April 16, 2003 to schedule an early hearing on damages." Additionally, the press release indicated that Old Stone "recently entered into an agreement with the Federal Deposit Insurance Corporation, co-plaintiff in the case with Old Stone, for the FDIC to withdraw from the case." According to the press release, Old Stone "expects that this new development will put its case in a position to be heard more promptly," although "there is no guarantee that the case will be decided in the near future, nor can [Old Stone]predict the eventual resolution of the entire case." See the Offer to Purchase—Section 8 ("Certain Information Regarding Old Stone—Legal Proceedings").

Has this offer been approved by Old Stone's Board of Directors?

        This Offer is made without obtaining the prior approval of Old Stone's board of directors and is not conditioned on the receipt of the approval of Old Stone's board of directors. Old Stone's board of directors is required under federal securities laws to advise Old Stone's shareholders of a board position within ten (10) business days of this Offer to Purchase. However, the approval of Old Stone's board of directors is not required for shareholders to tender their shares or for Purchaser to consummate the Offer.

Why aren't you seeking approval of your offer from Old Stone's Board of Directors?

        Approval of Old Stone Corporation's board of directors is not required for shareholders to tender their shares or for the Offer to be consummated.

How long do I have to decide whether to tender in the initial offering period?

        You may tender your Shares until 12:00 Midnight Eastern daylight savings time, Tuesday, June 3, 2003, which is the scheduled expiration date of the Offer period, unless Purchaser decides to extend the Offer period. There will be no subsequent offering period. See the Offer to Purchase—Section 3 ("Procedure for Tendering Shares") for information about tendering your shares.

Can the offer be extended, and how will I be notified if the offer is extended?

        Yes, we may elect to extend the Offer. We can do so by issuing a press release no later than 9:00 A.M., Eastern daylight savings time, on the business day following the scheduled expiration date of the Offer, stating the extended expiration date and the approximate number of Shares tendered to date. See the Offer to Purchase—Section 1 ("Terms of the Offer; Proration") for information about extension of the Offer.

What are the conditions to the offer?

        The tender offer is conditioned on, among other things, there being no fewer than 400 holders of record of each of Old Stone's Common Stock, par value $1.00 per share and Cumulative Voting Preferred Stock, Series B, par value $1.00 per share (the "Minimum Holder Condition") as of the date the Shares are accepted for payment pursuant to the Offer and after giving effect to our purchase of all shares validly tendered pursuant to the Offer. The Minimum Holder Condition is not waivable. In order to determine whether the Minimum Holder Condition has been satisfied, we intend to request Old Stone to provide information concerning the total number of record holders of outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer and after giving effect to our purchase of all Shares validly tendered pursuant to the Offer. If Old Stone fails to provide the requested information, we will determine the satisfaction of the Minimum Holder Condition based on the number of record holders of Shares as disclosed in Old Stone's most recently filed report under the Securities Exchange Act of 1934 and such other information as we, in our sole reasonable discretion, deem relevant under the circumstances. We have assumed that if all Shares subject to the Offer are tendered, a sufficient number of holders will remain to satisfy the Minimum Holder Condition. However, we cannot assure you that our assumption is correct and that the Minimum Holder Condition will be satisfied. See the Offer to Purchase—Section 14 ("Conditions to the Offer") for a description of certain other conditions to the Offer.

How do I tender my shares?

        If you hold the certificates for your Shares, you should complete the enclosed Letter(s) of Transmittal and enclose all the documents required by it, including your certificates and any required signature guarantees, and send them to the Depositary at the address listed on the back cover of this document. You may also tender your Shares by following the procedures for book-entry transfer of Shares, or by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your broker holds your Shares for you in "street name," you must instruct your broker to tender your shares on your behalf. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. In any case, the Depositary must receive all required documents prior to the expiration date of the Offer which is 12:00 Eastern daylight savings time, Tuesday, June 3, 2003, unless extended. See the Offer to Purchase—Section 3 ("Procedure for Tendering Shares") for more information on the procedures for tendering your Shares.

Until what time can I withdraw previously tendered shares?

        The tender of your Shares may be withdrawn at any time prior to the expiration date of the Offer. There will be no subsequent offering period. See the Offer to Purchase—Section 4 ("Rights of Withdrawal") for more information.

How do I withdraw my previously tendered shares?

        You (or your broker if your shares are held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the shareholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered Shares, see the Offer to Purchase—Section 4 ("Rights of Withdrawal").

If I decide not to tender, how will the Offer affect my shares?

        If the Offer is not consummated or if you do not tender your Shares and Purchaser consummates the Offer, you will remain a shareholder of Old Stone.

What is the market value of my shares as of a recent date?

        There is no established trading market for the Shares. The Shares trade on the "pink sheets" but there has been no significant trading activity in the Shares in the last twelve months. Because the Shares are very thinly traded, market value is difficult to determine based on recent trading activity. Additionally, "premiums", while arithmetically accurate, may be less meaningful given the limited trading volume in the Shares. On May 16, 2003, the reported closing price on the "pink sheets" was $1.03 per Common Share and $11.00 per Preferred Share. For the ninety (90), twenty (20) and five (5) trading days ending on May 16, 2003, the average closing prices were $0.49, $0.85 and $1.04 per Common Share, respectively and $7.70, $10.38 and $11.03 per Preferred Share, respectively. The $1.00 price per Common Share represents a 3% premium over the May 16, 2003 closing price and premiums (discounts) of 104.8%, 17.19% and (4.15)% over the 90, 20 and 5 trading days ending on May 16, 2003, respectively. The $10.00 price per Preferred Share represents a 10% discount from the May 16, 2003 closing price, the last day on which the Preferred Shares were traded prior to this amendment and premiums (discounts) of 29.82%, (3.62)% and (9.09)% over the 90, 20 and 5 trading days ending on May 16, 2003, respectively. You should obtain a recent market quotation for Common Shares and Preferred Shares of Old Stone in deciding whether to tender your Shares. See the Offer to Purchase—

Section 6 ("Price Range of Shares; Dividends on the Shares") for recent high and low sales prices for the Shares.

Do you intend to consummate a merger following the offer?

        No. The purpose of the Offer is to acquire Shares for investment purposes. We have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Old Stone, sale or transfer of any material amount of assets of Old Stone, any change in the board of directors or management of Old Stone, any material change in the capitalization or dividend policy of Old Stone or any other material change in Old Stone's corporate structure or business. However, to the extent information is available, we intend to continuously evaluate Old Stone and its prospects, and we reserve the right to change our plans and intentions.

What percentage of Old Stone will you own if all of the shareholders elect to tender their Shares?

        As of today, we do not own any Shares, but some entities affiliated with us own approximately 34% of the Common Shares and 49% of the Preferred Shares. These entities do not intend to tender their Shares in the Offer. Assuming all of the shareholders (other than our affiliated entities) tender, and do not properly withdraw their Shares in the Offer, we and our affiliates would collectively own approximately 80% of the outstanding Common Shares and 95% of outstanding the Preferred Shares of Old Stone. For more information concerning our affiliates and the Shares held them, see Section 9—("Certain Information Concerning the Funds, Manticore, LLC and Purchaser").

Will Old Stone continue as a public company?

        Yes. Old Stone will continue to be subject to the requirements of the securities laws applicable to publicly-traded companies.

Do I have appraisal or dissenter's rights?

There are no appraisal or dissenter's rights available in connection with the Offer.

Who will determine the validity of my tender of shares?

        We have reserved the sole right to decide any questions concerning the validity, form, eligibility, timeliness and other questions relating to tenders of Shares. We have also reserved the right to waive any defect or irregularity. In exercising our waiver power we may choose not to treat similar defects or irregularities in the same manner. All of our decisions relating to the validity of tenders will be final and binding. Please see the Offer to Purchase—Section 3 ("Procedure for Tendering Shares").

What are the U.S. Federal Income Tax consequences of tendering shares in the Offer?

        The sale or exchange of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes which means that you may be able to recognize a loss if your tax basis in the Shares exceeds the amount you receive pursuant to the Offer. However, if the amount you receive pursuant to the Offer exceeds your tax basis in the Shares, you may recognize taxable capital gains. The sale or exchange pursuant to the Offer may also be taxable for state, local and foreign tax purposes. In general, a stockholder who sells Shares pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold or exchanged. If your tax basis exceeds $1.00 per Common Share or $10.00 per Preferred Share, then you should be entitled to recognize a capital loss for tax purposes. This loss may be used to offset capital gains from other investments and, depending on your status, may be used as a deduction from ordinary income up to an amount of $3,000 per year. Please see the Offer to Purchase—Section 5 ("Federal Income Tax Consequences").

Who can I talk to if I have questions about the Tender Offer?

        If you have questions or you need assistance you should contact the Information Agent at the following address and telephone number:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others Call Toll-free: (800) 549-6650

To the Holders of Common Stock and Cumulative Voting Convertible Preferred Stock, Series B of Old Stone Corporation:

INTRODUCTION

        Manticore Properties II, L.P., a Delaware limited partnership ("Purchaser", "we" or "us"), hereby offers to purchase up to 3,813,591 shares of the outstanding shares of Common Stock, par value $1.00 per share (the "Common Shares") (representing approximately 46% of the outstanding Common Shares) not beneficially owned by us or our affiliates and up to 478,080 shares of Cumulative Voting Convertible Preferred Stock, par value $1.00 per share (the "Preferred Shares" and, together with the Common Shares, the "Shares") (representing approximately 46% of the outstanding Preferred Shares) not beneficially owned by us or our affiliates, of Old Stone Corporation, a Rhode Island corporation ("Old Stone"), at a purchase price of $1.00 per Common Share and $10.00 per Preferred Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

        Purchaser is a Delaware limited partnership. The sole general partner of Purchaser is Mantpro, LLC, a Delaware limited liability company ("Mantpro, LLC"). The sole managing member of Mantpro, LLC is William A. Ackman ("Ackman"), an individual. For information concerning Purchaser, Mantpro, LLC and Ackman, see the Offer to Purchase—Schedule I ("Managing Member of the General Partner of Purchaser") and Section 9 ("Certain Information Concerning the Funds, Manticore, LLC and Purchaser").

        Based upon our review of filings made by Old Stone with the Securities and Exchange Commission (the "SEC"), the Shares are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The information concerning Old Stone contained in this Offer to Purchase has been taken from or based upon publicly available information. Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of such information or for any failure by Old Stone to disclose events that may have occurred and may affect the significance or accuracy of any such information.

        We will pay soliciting dealer's fees of $0.10 per Common Share and $0.40 per Preferred Share to brokers, dealers and other persons for soliciting tenders of Shares from their clients pursuant to the Offer. We will not pay any such fees on account of Shares beneficially owned by such brokers, dealers or other persons. In addition, brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by us for customary clerical and mailing expenses incurred by them in forwarding offering materials to their clients. Tendering shareholders will not be obligated to pay brokerage fees or commissions. Except as set forth in Instruction 6 of the Letter of Transmittal, tendering shareholders will not be obligated to pay stock transfer taxes on the purchase of Shares pursuant to the Offer. We will pay all charges and expenses of The Bank of New York, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See the Offer to Purchase—Section 16 ("Fees and Expenses").

        Federal income tax consequences of the sale of the Shares pursuant to the Offer are described in the Offer to Purchase—Section 5 ("Federal Income Tax Consequences").

        THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES OF COMMON STOCK OR PREFERRED STOCK BEING TENDERED. THE OFFER IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE OFFER TO PURCHASE—SECTION 14 ("CONDITIONS TO THE OFFER").

        THIS OFFER TO PURCHASE AND THE LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.     Terms of the Offer; Proration.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for up to 3,813,591 Common Shares and up to 478,080 Preferred Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with the provisions of the Offer to Purchase—Section 4 ("Withdrawal Rights"). The term "Expiration Date" means 12:00 midnight, Eastern daylight savings time, on Tuesday, June 3, 2003, unless and until we shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by us, will expire.

        If more than 3,813,591 Common Shares or 478,080 Preferred Shares (or such greater number of Common Shares or Preferred Shares as we elect to accept for payment and pay for) are validly tendered prior to the Expiration Date, and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 3,813,591 Common Shares and 478,080 Preferred Shares (or such greater number of Common Shares or Preferred Shares) on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not withdrawn (the "Proration Period"). In the event proration is required we will prorate based on a fraction, where the numerator is the number of Shares sought (3,813,591 Common Shares and 478,080 Preferred Shares, respectively) and the denominator is equal to the number of Common Shares or Preferred Shares, respectively, that are validly tendered and not withdrawn prior to the Expiration Date. If this fraction, in the case of Preferred Shares and/or Common Shares, as the case may be, is less than 1, we will multiply the total number of Common Shares and/or Preferred Shares tendered, as applicable, by the applicable fraction and the resulting amount will determine the total number of Preferred Shares and/or Common Shares, respectively, that we accept for tender. Fractional Shares will not be accepted and Shares will be rounded up or down as we determine and as appropriate. If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any Shares until at least four New York Stock Exchange ("NYSE") trading days after the Expiration Date and Proration Period. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Shares may obtain such preliminary information from the Information Agent.

        Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, but not the obligation, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in the Offer to Purchase—Section 14 ("Conditions to the Offer") shall have occurred: (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

        If by 12:00 midnight, Eastern daylight savings time, on Tuesday, June 3, 2003 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the applicable rules and regulations of the SEC: (i) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders; (ii) except with respect to the Minimum Holder Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn; (iii) as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) except as set forth above, to amend the Offer.

        Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., Eastern daylight savings time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

        If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares pursuant to the Offer for any reason or if we are unable to pay for Shares pursuant to the Offer for any reason (including, without limitation, proration), then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase—Section 4 ("Withdrawal Rights"). However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum period of ten business days from the date of the change is generally required to allow for adequate dissemination to stockholders.

        We are making a request of Old Stone for the use of Old Stone's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by Old Stone with such request and Rule 14d-5 under the Exchange Act and the Rhode Island Business Corporation Act, this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance of Payment and Payment for Shares.

        On the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and will pay for all Shares validly tendered, to the extent accepted by us, and not validly withdrawn during the Proration Period preceding the Expiration Date in accordance with the Offer to Purchase—Section 4 ("Withdrawal Rights") promptly after the Expiration Date. We expressly reserve the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). The bidders will not accept certain shares in the event that (1) proration is required because of oversubscription; (2) shares are validly tendered but withdrawn by the tenderor; or (3) the minimum holder condition or any other condition is not satisfied. In the case of (3), the bidders will determine satisfaction of all conditions prior to the Expiration Date. In the event proration is required we will prorate based on a fraction, where the numerator is the number of Shares sought (3,813,591 Common Shares and 478,080 Preferred Shares, respectively) and the denominator is equal to the number of Common Shares or Preferred Shares, respectively, that are validly tendered and not withdrawn prior to the Expiration Date. If this fraction, in the case of Preferred Shares and/or Common Shares, as the case may be, is less than 1, we will multiply the total number of Common Shares and/or Preferred Shares tendered, as applicable, by the applicable fraction and the resulting amount will determine the total number of Preferred Shares and/or Common Shares, respectively, that we accept for tender. Fractional Shares will not be accepted and Shares will be rounded up or down as we determine and as appropriate.

        In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in the Offer to Purchase—Section 3 ("Procedure for Tendering Shares"), an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The per Common Share consideration paid to any Common stockholder pursuant to the Offer will be the highest per Common Share consideration paid to any other Common stockholder pursuant to the Offer. The per Preferred Share consideration paid to any Preferred stockholder pursuant to the Offer will be the highest per Preferred Share consideration paid to any other Preferred stockholder pursuant to the Offer.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares. On the terms and subject to the conditions of the Offer, we will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

        If we do not accept for payment any Shares tendered by you pursuant to the Offer for any reason, we will return the certificates for any such Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in the Offer to Purchase—Section 3 ("Procedure for Tendering Shares"), such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

        We reserve the right to transfer or assign in whole or in part from time to time to one or more of our affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedure for Tendering Shares.

        Valid Tender.    In order for you validly to tender Shares pursuant to the Offer: (i) the certificates for your tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer," either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, your tendered Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (iii) you must, before the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

        The valid tender of Shares by you pursuant to one of the procedures described above will constitute a binding agreement between you and us on the terms and subject to the conditions of the Offer.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although you may cause delivery of Shares to be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date in order for you to complete a valid tender of your Shares by book entry, or you must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR SOLE ELECTION AND RISK. YOUR SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

        Signature Guarantees.    No signature guarantee is required on your Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, unless such registered holder(s) has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) your Shares are tendered for the account of a firm that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agent Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchanges Medallion Program, or is otherwise an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and your certificates for Shares are not immediately available or you cannot complete the procedures for book-entry transfer on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

          (i)  your tender is made by or through an Eligible Institution;

          (ii)  you ensure that a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii)  you ensure that either (a) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer," either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

        You may deliver the Notice of Guaranteed Delivery to the Depositary by hand or transmit it by facsimile transmission or mail to the Depositary. You must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Other Requirements.    Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

        Appointment as Proxy.    By executing a Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal (or such facsimile), each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by you as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and you may not give any subsequent powers of attorney, proxies, consents or revocations (which, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the stockholders of Old Stone, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders that we determine are not in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Ackman, Old Stone, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. By tendering Shares to us you agree to accept any decisions we make concerning these matters and waive any right you might otherwise have to challenge our decision.

        Backup Withholding.    In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, when surrendering Shares in the Offer, you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number ("TIN") on a Form W-9 and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on you and payment of cash to you pursuant to the Offer may be subject to backup withholding at a rate of 30%. If you surrender Shares pursuant to the Offer, you should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and the appropriate form from the W-8 series (e.g., W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, W-8ECI Certificate of Foreign Person's Claim from Exemption

From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United Sates, etc.) as applicable. Please see Instruction 10 to the Letter of Transmittal.

        Lost Certificates.    If the Share Certificates which a registered holder wants to surrender have been lost or destroyed, that fact should be indicated in the appropriate space on the Letter of Transmittal. Certain representations and agreements contained in the Letter of Transmittal are required to be made by tendering stockholders who have lost their Share Certificates. In addition, the Information Agent or Depositary may forward to such registered holders additional documentation necessary to be completed in order to effectively surrender such lost or destroyed certificates. See instruction 11 to the Letters of Transmittal. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time prior to the Expiration Date, and if after the Expiration Date, we have not agreed to accept your Shares for payment by July 2, 2003, you can withdraw them at any time after such time until we accept your Shares for payment.

        In order for your withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates to be withdrawn to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If your Shares were delivered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase—Section 3 ("Procedure for Tendering Shares"), your notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. You may not rescind a withdrawal of tenders of Shares, and any Shares that you properly withdraw will thereafter be deemed not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in the Offer to Purchase—Section 3 ("Procedure for Tendering Shares") at any time prior to the Expiration Date.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion, which determination will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any other stockholder. None of Purchaser, Ackman, Old Stone, the Depositary, the Information Agent or any other person will be under any duty to give you notification of any defects or irregularities in your notice of withdrawal or incur any liability for failure to give any such notification.

        If we extend the Offer, delay our acceptance for payment of Shares, or are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under this Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.     Federal Income Tax Consequences.

        Your receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer you will recognize gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Offer and your adjusted tax basis in the Shares tendered by you and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer.

        If Shares are held by you as capital assets, gain or loss recognized by you will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the Shares exceeds one year. If you are an individual, the maximum U.S. federal income tax rate on long-term capital gains is 20%. In the case of Shares that have been held for 12 months or less as of the effective time of the sale of your Shares under the Offer, such capital gains generally will be subject to tax at ordinary income tax rates. The deduction of capital losses is subject to limitations. You should consult your own tax advisor in this regard.

        If you tender Shares, you may be subject to backup withholding unless you provide your TIN and certify that such number is correct or properly certify that you are awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. If you do not furnish a required TIN, you may be subject to a penalty imposed by the IRS. Please see the Offer to Purchase—Section 3 ("Procedure for Tendering Shares—Backup Withholding").

        If backup withholding applies to you, the Depositary is required to withhold 30% from amounts otherwise payable to you. Backup withholding is not an additional tax. Rather, the amount of the backup withholding is credited against the actual U.S. federal income tax liability of the person subject to the backup withholding. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

        THE FOREGOING U.S. FEDERAL INCOME TAX DISCUSSION IS APPLICABLE TO "U.S. PERSONS" WHO HOLD THE SHARES AS "CAPITAL ASSETS" WITHIN THE MEANING OF THE U.S. INCOME TAX LAWS. SUCH DISCUSSION: (A) IS NOT APPLICABLE TO FOREIGN PERSONS OR ENTITIES OR TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR THE ACQUISITION OF SHARES PURSUANT TO AN EMPLOYEE STOCK PURCHASE PLAN OR OTHERWISE AS COMPENSATION AND (B) MAY NOT BE APPLICABLE TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. THE DISCUSSION IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU (INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX).

6.     Price Range of Shares; Dividends on the Shares.

        Common Shares.    Based on Old Stone's Annual Report of Form 10-K for the year ended December 31, 2001, the most recent annual or quarterly report filed by Old Stone, as of July 18, 2002, there were 8,246,175 Common Shares outstanding held by approximately 40,343 shareholders of record.

        Based on Old Stone's 2001 10-K, the Common Shares were quoted on the NASDAQ National Market and traded under the symbol "OSTN" until 1993. Based on Old Stone's Annual Report on Form 10-K for the year ended December 31, 1997, on January 29, 1993 the Common Shares were delisted from NASDAQ and since that date have traded over the counter in the "Pink Sheets." During the past ten years, trading in the Common Shares has been extremely limited.

        Trades reported in the "Pink Sheets" over the last three years were made at per Common Share prices of $0.27 to $1.75.

        The following table sets forth, for each of the periods indicated, the high and low sales prices per Common Share as reported in the "Pink Sheets", based on published financial sources.

OLD STONE CORPORATION

	High	Low
Fiscal Year Ended December 31, 2001:
First quarter ended March 31, 2001	$0.86	$0.60
Second quarter ended June 30, 2001	$0.90	$0.60
Third quarter ended September 30, 2001	$1.00	$0.41
Fourth quarter ended December 31, 2001	$0.55	$0.44
Fiscal Year Ended December 31, 2002:
First quarter ended March 31, 2002	$0.55	$0.41
Second quarter ended June 30, 2002	$0.51	$0.37
Third quarter ended September 30, 2002	$0.45	$0.36
Fourth quarter ended December 31, 2002	$0.45	$0.41
Fiscal Year Ended December 31, 2003:
First quarter ended March 31, 2003	$0.50	$0.27
Second quarter through May 16, 2003	$1.05	$0.27

        As of the date hereof, there is no established public trading market for the Common Shares. On April 5, 2003, the last day on which the Preferred Shares were traded before the first public announcement of the Offer, the last reported sale price of the Common Shares on the "Pink Sheets" was $0.65 per Share. You are urged to obtain current market quotations for the Common Shares. Since the date of the Offer, through May 16, 2003, the Common Shares have traded, in limited volumes at prices above the Offer Price, at a high of $1.05 and a low of $0.65 per Common Share.

        Preferred Shares.    The following description of the Preferred Shares is based on Old Stone's Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Reg. No. 33-21440), dated January 26, 1989. The annual dividend rate of the Preferred Shares is $2.40 per share and dividends are cumulative. The Preferred Shares were convertible at the option of the holder for a period of twenty years after February 20, 1981 on the basis of one and one-third Common Shares for each two shares of Preferred Shares during the first five years and thereafter were convertible on the basis of one and one-third Common Shares for that number of Preferred Shares determined by dividing the per share book value of the Common Shares, as defined in the resolution creating the Preferred Shares, by $20.00, but in no event could the number of Preferred Shares exchanged for one and one-third Common Shares be less than two shares. Old Stone may redeem Preferred Shares on any dividend date after February 20, 1991 for redemption prices which decline from $21.60 in the first year of the redemption period until February 20, 2011 when the redemption price will become $20.00 for all ensuing years. Commencing on February 20, 2002 and on each succeeding February 20th thereafter, Old Stone is required to redeem ten percent of the Preferred Shares at a price of $20.00 per share. To our knowledge, none of the Preferred Shares have been redeemed. The holders of Preferred Shares are entitled to one-half vote for each share held on all matters on which the holders of the Common Shares are entitled to vote, voting with the holders of the Common Shares and not as a separate class, and, following a default in four quarterly dividends, have the right to vote as a class to elect 20 percent (rounded upwards) of the directors of Old Stone.

        The Preferred Shares have priority in respect of dividend and liquidation rights over the Common Shares.

        Based on the 1996 Form 10-K, until January 29, 1993, the Preferred Shares were quoted on NASDAQ. Since January 29, 1993, the Preferred Shares have traded over the counter in the "Pink

Sheets". Based on Old Stone's 2001 Form 10-K, as of December 31, 2001, there were 1,046,914 Preferred Shares outstanding.

        The Preferred Shares are traded over the counter in the "Pink Sheets". The following table sets forth for each of the periods indicated, the high and low trading prices per Preferred Share as reported by Bloomberg Financial Markets:

OLD STONE CORPORATION

	High	Low
Fiscal Year Ended December 31, 2001:
First quarter ended March 31, 2001	$6.75	$6.50
Second quarter ended June 30, 2001	$10.00	$3.00
Third quarter ended September 30, 2001	$4.00	$3.01
Fourth quarter ended December 31, 2001	$3.50	$2.25
Fiscal Year Ended December 31, 2002:
First quarter ended March 31, 2002	$2.60	$2.50
Second quarter ended June 30, 2002	$4.00	$2.50
Third quarter ended September 30, 2002	$4.50	$4.00
Fourth quarter ended December 31, 2002	$5.75	$3.75
Fiscal Year Ended December 31, 2003:
First quarter ended March 31, 2003	$6.25	$5.26
Second quarter through May 16, 2003	$12.00	$5.35

        As of the date hereof, there is no established public trading market for the Preferred Shares. On May 2, 2003, the last trading day before the first public announcement of the Offer, the last reported sale price of the Preferred Shares on the "Pink Sheets" was $9.50 per Share. Since the date of the Offer, through May 16, 2003 the Preferred Shares have traded in limited volumes at prices above the Offer Price, at a high of $12.00 per and a low of $10.94 per Preferred Share. You are urged to obtain current market quotations for the Preferred Shares.

        Dividends.    Based on the 2001 Form 10-K, Old Stone discontinued dividends to holders of its Common Shares and its Preferred Shares during 1991 and has stated that it does not expect to pay any dividends on the Preferred Shares for the foreseeable future. As a result of failure to pay dividends on the Preferred Shares for more than four quarters, the holders of the Preferred Shares collectively are entitled to elect a number of directors of Old Stone constituting twenty percent (20%) (rounded upwards) of the total number of directors of Old Stone at the next meeting of stockholders at which directors are to be elected. Until the aggregate deficiency of $25,754,085 ($24.60 per share, based on 1,046,914 Preferred Shares outstanding) as of December 31, 2001 is declared and fully paid on the Preferred Shares, Old Stone may not declare any dividends or make any other distributions on or redeem the Common Shares. The Preferred Shares are entitled to a preference upon liquidation with a value of $20,938,000 as of December 31, 2001.

7.     Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares, if any, held by the public.

        The Shares are currently listed and traded over the counter on the "pink sheets," which constitutes the principal trading market for the Shares. Based on Old Stone's public filings, as of July 18, 2002 there were approximately 40,343 holders of record and 8,246,175 Common Shares were outstanding and as of December 31, 2001 there were 1,046,914 Preferred Shares outstanding. As a result of the purchase of Shares pursuant to the Offer, the number of shares and the level of liquidity would be reduced substantially and the market for the Shares could be adversely affected.

        The extent of the public market for the Shares and availability of quotations on the over-the-counter market depends upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the availability of reports filed under the Exchange Act and other factors.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Old Stone has not filed quarterly or annual reports under the Exchange Act since its 2001 Form 10-K. Registration of the Shares under the Exchange Act may be terminated upon application of Old Stone to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Old Stone to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Old Stone, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Old Stone and persons holding "restricted securities" of Old Stone to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

        Because of the non-waivable Minimum Holders Condition, the consummation of this Offer will not result in the termination of registration of the Shares under the Exchange Act. However, if the number of shareholders of record of either the Common Shares or the Preferred Shares were to fall below 300, Old Stone will have the ability to terminate registration of such class upon application to the SEC.

        Margin Securities.    The Shares are not currently eligible "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Shares do not constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore may not be used as collateral for loans made by brokers.

8.     Certain Information Regarding Old Stone.

        The historical information concerning Old Stone contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither we, nor any of our affiliates, the Depositary nor the Information Agent, assume any responsibility for the accuracy or completeness of the information concerning Old Stone contained in such documents and records or for any failure by Old Stone to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to us. Information concerning Old Stone's suit against the United States in the U.S. Court of Federal Claims ("the Action") is set forth in the excerpts from Old Stone's Form 10-K for the year ended December 31, 1996 (the "1996 Form 10-K"), Form 10-Q for the quarter ended September 30, 1997 (the "September 1997 Form 10-Q") and the 2001 Form 10-K and in Old Stone's Form 8-K dated April 15, 2003 as set forth below.

        The following information has been excerpted from the 1996 Form 10-K:

            Old Stone Corporation (the "Corporation") is a general business corporation incorporated in 1969 under the laws of the state of Rhode Island . . .

            On January 29, 1993, the Office of Thrift Supervision ("OTS") declared Old Stone Bank, a Federal Savings Bank, a federally chartered stock savings bank organized under the laws of the United States (the "Bank"), insolvent, and appointed the Resolution Trust Corporation ("RTC") as receiver (the "Bank Closing"). The RTC formed a bridge bank, Old Stone Federal Savings Bank (the "Bridge Bank") which assumed all of the deposit liabilities and substantially all of the other liabilities of the Bank and acquired substantially all of the assets of the Bank (including the stock of all of its subsidiaries). Immediately prior to the Bank Closing, the Bank constituted substantially all of the assets of the Corporation. Immediately following the Bank Closing, all of the officers of the Corporation resigned and were hired by the Bridge Bank. A limited slate of new officers was elected on March 8, 1993 . . .

            On September 16, 1992, the Corporation and the Bank ("Plaintiffs") instituted a suit (the "Action") against the United States ("Defendant") in the U.S. Court of Federal Claims. In connection with certain government-assisted acquisitions by Plaintiffs in the 1980's, the Defendant (through its agencies the Federal Home Loan Bank Board ("FHLBB") and the Federal Savings and Loan Insurance Corporation) in exchange for the Bank's purchasing certain assets and assuming certain liabilities of Defendant, agreed among other things to provide Plaintiffs with certain valuable capital credits and authorized Plaintiffs to treat those credits and supervisory goodwill as part of regulatory capital and caused the Bank to write off immediately approximately $80 million of such capital credits and supervisory goodwill. In this suit Plaintiffs allege breach of contract by the United States, resulting in substantial injury to Plaintiffs, effecting a taking of Plaintiff's property without just compensation and unjustly enriching the Defendant at the expense of Plaintiffs. Plaintiffs seek compensation for the damages caused by the breach, just compensation for the property taken, and disgorgement of the amounts by which the Defendant has been unjustly enriched. The Defendant has filed a counterclaim against the Corporation for alleged breach of its net worth maintenance agreements. The Company has filed an answer denying such counterclaims. The Corporation's claims are separate and distinct from the claims of the Bank. An agency of the Defendant serves as the receiver for the bank and is maintaining the Bank's claims against the Defendant. There are several similar cases pending before the U.S. Court of Federal Claims. No prediction as to the outcome of the Corporation's case can be made at this time.

        The following information has been excerpted from the September 1997 Form 10-Q:

            The case is one of several similar cases pending before the U.S. Court of Federal Claims. The case as to the Corporation was stayed pending the outcome of certain other suits. On July 1, 1996, the U.S. Supreme Court held that the Defendant was liable to certain other plaintiff thrift holding companies in cases arising out of similar sets of facts (the Winstar litigation.) The amended complaint filed by the Corporation on September 28, 1995 named only the Corporation as a plaintiff. An agency of the Defendant now acts as receiver for the Bank and has been granted leave to intervene in the litigation on behalf of the [B]ank. The Corporation filed a Second Amended Complaint on April 18, 1997.

            The Corporation is filing a Motion for Summary Judgment asking the Court to find against Defendant on the issue of liability. If successful, the Corporation must then prove the damage that it has incurred because of Defendant's conduct. Discovery in the Corporation's case is schedule[d] to begin in January, 1998. No prediction as to the outcome of this case can be made at this time.

            Proceedings in the Action had been stayed pending a decision by the Supreme Court of the United States in three cases involving claims by banks against the United States for, among other things, breach of contract based upon the elimination by the Financial Institutions Reform Recovery and Enforcement Act of 1989 ("FIRREA") of the treatment of goodwill contemplated at the time the ailing thrifts were taken over by healthier thrifts or other investors. On July 1, 1996, the Supreme Court of the United States decided an appeal in three of these cases brought against the federal government. The plaintiffs were Winstar Corporation, Glendale Federal Bank FSB and The Statesman Group, Inc. ("Winstar Cases"). In those cases, based upon their facts and circumstances and based upon the documents relating to each of those plaintiff's acquisitions of ailing savings institutions, the Court of Federal Claims had granted summary judgment on the issue of liability in favor of the plaintiffs. Thereafter a panel of the Court of Appeals for the Federal Circuit reversed the summary judgments granted in favor of the plaintiffs and ruled against them. Subsequently, the Court of Appeals for the Federal Circuit, sitting en banc, reversed the panel's decision and ruled in favor of the plaintiffs. The government then sought a further review in the Supreme Court.

            In its July 1996 decision, the Supreme Court affirmed the judgments of liability in favor of the plaintiffs, holding that, based upon the language of the applicable documents executed in connection with plaintiffs' take-over of ailing thrifts, plaintiffs have stated claims for breach of contract against the government. Because the trial court (the Court of Federal Claims) had not made any findings as to whether the plaintiffs had suffered damages and, if so, in what amount, the Supreme Court remanded for further proceedings consistent with its opinion. Since the Supreme Court's decision in July 1996, the Court of Federal Claims has conducted evidentiary proceedings in which it took testimony and reviewed documentary evidence on the questions of the measure and amount of damages regarding the claim of Glendale Federal Bank FSB. The government has opposed Glendale's claim for damages. Although in published reports, the presiding judge has made remarks favorable to the plaintiffs prior to hearing evidence from the government, the Court has not yet rendered a decision on the measure or amount of damages to which Glendale may be entitled. The Court has not yet begun to hear evidence concerning damages to which any other plaintiffs may be entitled, nor has it rendered any decision on the question of liability in any other cases. Following any decision on damages, it is anticipated that one or both parties may take appeals to the Court of Appeals for the Federal Circuit. It is uncertain when any such damage judgment will become final and enforceable.

        The following information has been excerpted from the 2001 Form 10-K:

            Background

            Old Stone Corporation "we", "us", "our" is a general business corporation incorporated in 1969 under the laws of the State of Rhode Island . . .

            On January 29, 1993, the Office of Thrift Supervision ("OTS") declared our principal subsidiary, Old Stone Bank, a Federal Savings Bank, a stock savings bank organized under the laws of the United States ("Bank"), insolvent, and appointed the Resolution Trust Company ("RTC") as receiver ("Bank Closing").

            The RTC formed a bridge bank, Old Stone Federal Savings Bank ("Bridge Bank") which assumed all of the deposit liabilities and substantially all of the other liabilities of the Bank and acquired substantially all of the assets of the Bank (including the stock of all of its subsidiaries). Immediately prior to the Bank Closing, the Bank constituted substantially all of our assets. Immediately following the Bank Closing, all of our officers resigned and were hired by the Bridge Bank. Our Board of Directors elected a limited slate of new officers on March 8, 1993 who have served since that time . . . We and the Bank have instituted a suit against the United States in connection with the Bank Closing . . .

          ITEM 3. LEGAL PROCEEDINGS

            We are not aware of any material pending legal proceedings to which we or Old Stone Securities or any of their respective properties, are a party or were a party during the fourth quarter of the fiscal year ended December 31, 2001, except as noted in the counterclaim discussed below.

    On January 29, 1993, the OTS declared the Bank insolvent and appointed the RTC as receiver . . .

            On September 16, 1992, we and the Bank ("Plaintiffs") instituted a suit against the United States ("Defendant") in the U.S. Court of Federal Claims ("Claims Court". In connection with certain government-assisted acquisitions by Plaintiffs in the 1980s, Defendant (through its agencies the Federal Home Loan Bank Board ("FHLBB") and the Federal Savings and Loan Insurance Corporation ("FSLIC")), in exchange for the Bank's purchasing certain assets and assuming certain liabilities of two FSLIC-insured thrift institutions supervised by FHLBB, agreed among other things to provide Plaintiffs with certain valuable capital credits and authorized Plaintiffs to treat those credits and supervisory goodwill as regulatory capital to be amortized over a period of 25 to 30 years on the Bank's financial statements. Furthermore, we entered into a Net Worth Maintenance Stipulation in which we agreed to maintain the net worth of the Bank at agreed upon regulatory levels, which included the capital credits and supervisory goodwill in the calculation thereof.

            Following the passage of the Financial Institutions Reform, Recovery, and Enforcement Act in August, 1989, the OTS (successor-in-interest to the FHLBB) required the Bank to discontinue treating these capital credits and supervisory goodwill as part of regulatory capital and caused the Bank to write-off immediately approximately $80 million of such capital credits and supervisory goodwill. Based upon this breach, Plaintiffs allege breach of contract by the United States resulting in substantial injury to Plaintiffs, effecting a taking of Plaintiffs' property without just compensation and unjustly enriching Defendant at the expense of Plaintiffs. Plaintiffs seek compensation for the damages caused by the breach, just compensation for the property taken and disgorgement of the amounts by which the Defendant has been unjustly enriched. Defendant has filed a counterclaim against us for alleged breach of our net worth maintenance agreement. We have filed an answer denying the allegations in such counterclaim.

            Following the Bank Closing, the Bank's claims and our claims were split into two separate actions. Our claims are separate and distinct from the claims of the Bank. An agency of Defendant, the Federal Deposit Insurance Corporation ("FDIC"), serves as receiver for the Bank and is maintaining the Bank's claims against Defendant. On February 27, 1998, we filed a motion for summary judgment on liability, which the Defendant is opposing. Oral arguments on this motion were heard before a Judge of the Claims Court on May 9, 2002. No ruling has been issued as yet. If our motion for summary judgment is granted, then the Judge will set a date for a hearing on our damages claims. There are several similar cases pending before the Claims Court. Our case is dependent upon the outcome of other cases which are currently being, or will soon be, litigated on damages. No prediction as to the timing or the outcome of our case can be made at this time.

            On October 17, 1997, Old Stone Corporation and Arnold & Porter ("Firm") entered into a Retainer Agreement ("Retainer Agreement") whereby the Firm is entitled to receive compensation in the form of a contingent incentive fee ("Incentive Fee") based on the dollar amount of any award received by us directly or through the FDIC, as receiver for the Bank. In addition to the Incentive Fee, the Firm shall be entitled to receive payment of accrued fees for legal services rendered by the Firm.

            In consideration for the agreements made by the Firm in the Retainer Agreement, the Firm received an outright assignment of its percentage interest in the right, title and interest in any judgment, settlement or consensual arrangement we receive from the pending lawsuit. Furthermore, as security for all amounts due to the Firm under the Retainer Agreement, we granted to the Firm a first priority security interest in and to the litigation with the United States and any proceeds derived from a judgment, settlement or other consensual resolution of the litigation.

        The following is excerpted from Old Stone's Form 8-K filed on April 15, 2003:

PRESS RELEASE
OLD STONE CORPORATION
April 11, 2003
COURT RULES GOVERNMENT BREACHED OLD STONE CONTRACTS

            Judge to Schedule Damages Hearing

            Providence, RI. Old Stone Corporation announces an important development in its longstanding lawsuit against the US government. On April 10, 2003, Judge Robert H. Hodges, Jr. of the United States Court of Federal Claims granted Old Stone's motion for summary judgment on liability and denied the government's cross-motion for summary judgment. In addition, the Judge directed attorneys for the parties to contact the Court by April 16, 2003 to schedule an early hearing on damages.

            The suit, filed in the U.S. Court of Federal Claims in September, 1992 claims, among other things, breach of contract by the federal government in taking away benefits promised Old Stone arising out of its acquisition of Rhode Island Federal Savings & Loan of Providence, Rhode Island in 1984 and Citizens Federal Savings & Loan of Seattle, Washington in 1985.

            "This decision is encouraging to Old Stone and its shareholders, since it confirms our long-held belief that the government breached its agreements with Old Stone," said Bernard V. Buonanno, Jr., Old Stone chairman. "We now look forward to having our day in court to prove damages caused by the government," he stated.

            In an effort to further expedite proceedings, the Corporation recently entered into an agreement with the Federal Deposit Insurance Corporation, co-plaintiff in the case with Old Stone, for the FDIC to withdraw from the case.

            The FDIC is acting in its capacity as successor to the interests of the former Old Stone Bank, FSB. "By having the FDIC withdraw from the lawsuit, we believe that our case will be streamlined and several key issues finally will be ready for resolution," said James V. Rosati, Old Stone President. In exchange for obtaining the FDIC's agreement to withdraw from the case, Old Stone agreed to share with the FDIC 50% of the value of certain tax benefits that it is awarded, or that it may be able to employ, as a result of the litigation.

            Although the Corporation expects that this new development will put its case in a position to be heard more promptly, there is no guarantee that the case will be decided in the near future, nor can the Corporation predict the eventual resolution of the entire case.

* * *

        Although the plaintiff thrift institutions in the Winstar Cases prevailed in the U.S. Supreme Court, which held that the Federal government can be liable for breach of contract in connection with supervisory mergers, the Supreme Court's decision is not dispositive of the outcome of Old Stone's Action. A court may still determine that Old Stone's claims involve sufficiently different facts and/or legal issues as to render the Winstar Cases inapplicable to the Action and thereby result in a different conclusion from that of the Winstar Cases. Moreover, the damages portions of many of the claims presented by various Winstar plaintiff thrift institutions remained subject to litigation after the Supreme Court's July 1996 decision and have taken several years already and will likely take several more years to resolve. The results in those Winstar cases where the damages phase of the proceedings have been completed, or are still in the process of being completed, have varied substantially from case to case. There is no assurance whether and to what extent the rulings in the damages phase of any other Winstar cases will be applicable to or persuasive in Old Stone's Action.

        Although the Court of Federal Claims found in favor of Old Stone with respect to liability issues in the Action, it is possible that one or both parties may seek to appeal to the Court of Appeals for the Federal Circuit. It is uncertain when any such judgment will become final and enforceable. If the Court of Federal Claims rules in favor of Old Stone on the issue of damages, there may be one or more appeals from that decision. In connection with the assessment of damages, it is uncertain whether and, if so, when the Court may conduct one or more hearings or trials on damages and when it would issue its ruling following any such hearing or trial. Following a decision on damages and any applicable appeals from that decision, it is uncertain whether and when any such decision would become final. The measure and amount of damages, if any, are uncertain.

        In its motion in the Action for partial summary judgment on damages issues filed in April 2003, Old Stone is seeking to recover $206.3 million in damages for money-back restitution as well as other damages. As noted above, the Court of Federal Claims recently ruled in favor of Old Stone on issues of liability, and a motion for summary judgment on damages issues is currently pending. The parties are scheduled to appear in the Court of Federal Claims on June 11, 2003 to argue the motion.

        If you continue to hold your shares, the value of your shares may increase significantly if Old Stone prevails in the Action on some or all of its damages claims. However, there can be no assurance that Old Stone will recover any of the alleged amounts of damages, nor as to when Old Stone would be able to collect on any final judgment in its favor. It is possible that any recovery in the Action could be appealed and that any actual payment to Old Stone could be delayed for an indeterminate period of time. The amount eventually recovered by Old Stone could be substantially lower than what it is claiming. Any recovery could be reduced or overturned on appeal.

        By tendering Shares pursuant to the Offer, to the extent such shares are accepted by us, you will relinquish any rights, as shareholders, to any benefits to Old Stone of the outcome of the Action. Old Stone may have net operating losses which could be used to offset taxable income. However, we cannot reasonably determine whether such net operating losses actually exist, the magnitude of such net operating losses, when such net operating losses are scheduled to expire and/or whether the availability of such net operating losses is subject to limitation. Moreover, pursuant to Code Section 382, the ability of Old Stone to utilize such net operating losses to offset taxable income may be substantially diminished depending upon the percentage of Shares transferred since the creation of such net operating losses and/or Shares acquired in this Offer and/or other transfers of capital stock of Old Stone. Specifically, if Old Stone experiences an "ownership change," then its deductions for net operating losses may be limited. An ownership change occurs when the percentage of stock owned by one or more stockholders with five percent or more of the stock increases by more than 50 percentage points over the lowest percentage owned by such stockholders at any time during a three-year moving test period.

        Set forth below is certain selected consolidated financial information with respect to Old Stone excerpted from information contained in the 2001 Form 10-K. More comprehensive financial information is included in the 2001 Form 10-K and other documents filed by Old Stone with the SEC, and the following summary is qualified in its entirety by reference and such other documents and all the financial information (including any related notes) contained therein. The 2001 Form 10-K and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

OLD STONE HAS NOT FILED ANY EXCHANGE ACT REPORTS INCLUDING PROXY STATEMENTS, REPORTS ON FORM 10-K OR 10-Q SINCE THE FILING OF ITS FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 ON AUGUST 26, 2002, OTHER THAN TWO FILINGS ON FORM 8-K ON AUGUST 26, 2002 AND APRIL 15, 2003. INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS BASED SOLELY ON INFORMATION CONTAINED IN OLD STONE'S RECENT AND HISTORICAL EXCHANGE ACT FILINGS.

OLD STONE CORPORATION

SELECTED FINANCIAL INFORMATION
(IN THOUSANDS, EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	Years Ended December 31
	2001	2000	1999
Operating Data:
Income	$137	$374	$487
Net Income (loss)	(146)	(29)	(30)
Net Income (loss) per Common share	(0.33)	(0.33)	(0.33)
Balance Sheet Data:
Total Assets	$299	$443	$483
Total Liabilities	22,339	22,320	22,134
Stockholders' Equity (deficit)	(22,040)	(21,877)	(21,651)

        Available Information.    Old Stone is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning Old Stone's directors and officers, their remuneration, stock options and other matters, the principal holders of Old Stone's securities and any material interest of such persons in transactions with Old Stone is required to be disclosed in Proxy statements distributed to Old Stone's shareholders and filed with the SEC. Such reports, proxy statements and other information, may be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. Such reports, proxy statements and other information may also be obtained at the Web site that the SEC maintains at http://www.sec.gov. Copies of such information should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549.

        OLD STONE HAS NOT FILED ANY EXCHANGE ACT REPORTS INCLUDING PROXY STATEMENTS OR REPORTS ON FORM 10-K OR 10-Q SINCE THE FILING OF ITS FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 ON AUGUST 26, 2002, OTHER THAN TWO FILINGS ON FORM 8-K ON AUGUST 26, 2002 AND APRIL 15, 2003. INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS BASED SOLELY ON INFORMATION CONTAINED IN OLD STONE'S RECENT AND HISTORICAL EXCHANGE ACT FILINGS.

        As of the date hereof: (i) we nor any of our affiliates are aware of any executive officer, director or affiliate of Old Stone that intends to tender Shares in the Offer, (ii) none of Old Stone, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer, nor has Old Stone made public any appraisal, report or opinion on the fairness of this transaction. Pursuant to Rule 14e-2 of the Exchange Act, Old Stone's board of directors must state its position with respect to this Offer within 10 business days of the date of this Offer to Purchase.

9.     Certain Information Concerning the Funds, Manticore, and Purchaser.

        Purchaser.    Purchaser is a newly organized Delaware limited partnership controlled by Mantpro, LLC and to date has not conducted any business other than in connection with the Offer. Ackman is the sole managing member of Mantpro, LLC. The address of the principal executive offices of each of

Purchaser, Mantpro, LLC and Ackman is 110 East 42nd Street, 18th Floor New York, New York 10017. The business telephone number for each of Purchaser, Mantpro, LLC and Ackman is (212) 286-0300.

        The general and limited partners of Purchaser have contributed $10,000,000 to Purchaser for the purpose of consummating the Offer. Purchaser is sufficiently capitalized to consummate the Offer and pay for all outstanding Shares pursuant to the terms of the Offer, plus related fees and expenses.

        Manticore.    Manticore Properties, L.L.C. ("Manticore") is a Delaware limited liability company which is currently wholly owned by Gotham Partners, L.P. a New York limited partnership ("Gotham I"), Gotham Partners III, L.P., a New York limited partnership ("Gotham III"), Gotham Holdings II, LLC ("Holdings II"), a Delaware limited liability company and Gotham Holdings III, LLC, a Delaware limited liability company ("Holdings III") and has conducted no other business other than to acquire Shares of Old Stone.

        On November 14, 1997, a statement was filed with the SEC on Schedule 14D-1 relating to a tender offer by Manticore, which was then wholly-owned by Gotham I and Gotham Partners, II, L.P. ("Gotham II"). Gotham II was subsequently dissolved on October 1, 1998 and accordingly no longer has any interest in Manticore. At the time of the 1997 tender offer, Manticore offered to purchase any and all Common Shares of Old Stone for $1.00 per share and Preferred Shares of Old Stone for $4.00 per share. Based upon subsequent filings with the SEC by Manticore, during the tender offer period Manticore purchased approximately 1,405,956 Common Shares and 297,018 Preferred Shares that were tendered by Old Stone shareholders.

        Subsequent to that time, according to filings by Manticore, Gotham I, Gotham II (prior to its dissolution), Holdings II, Gotham International Advisors, L.L.C. ("Advisors"), Holdings III and Gotham Partners International Ltd. (collectively, the "Funds"), certain of the Funds have continued to purchase Common Shares and Preferred Shares in the open market from time to time.

        As of the date hereof, Manticore had sole voting and dispositive power with respect to 1,407,144 Common Shares and 299,016 Preferred Shares; Gotham I had sole voting and dispositive power with respect to 564,338 Common Shares and shared voting and dispositive power with respect to 1,407,144 Common Shares and sole voting power with respect to 27,428 Preferred Shares and shared voting and dispositive power with respect to 299,016 Preferred Shares; Gotham III had sole voting and dispositive power with respect to 56,278 Common Shares, and shared voting and dispositive power with respect to 1,407,144 Common Shares and sole voting and sole dispositive power with respect to 3,946 Preferred Shares and shared voting and dispositive power with respect to 299,016 Preferred Shares; and Advisors had sole voting and sole dispositive power with respect to 724,661 Common Shares and 167,915 Preferred Shares. Holdings II had shared voting and dispositive power with respect to 1,407,144 Common Shares and 299,016 Preferred Shares. Holdings III had sole voting and sole dispositive power with respect to 71,625 Common Shares and 18,184 Preferred Shares. Neither Manticore nor the Funds have purchased any Shares in the last 60 days. The address of the principal executive offices of Manticore is 110 East 42nd Street, 18th Floor New York, New York 10017. Manticore's telephone number is (212) 286-0300. Collectively, each of Manticore, Gotham I, Gotham III, Advisors, Holdings II and Holdings III own 2,824,046 Common Shares of and 516,489 Preferred Shares, representing approximately 34% of the Common Shares and 49% of the Preferred Shares, respectively. These entities do not intend to tender their Shares in the Offer. Assuming the maximum amount of such Shares are tendered and not withdrawn, Purchaser and the Funds would collectively own approximately 80% of the outstanding Common Shares and 95% of the outstanding Preferred Shares.

        The Funds.    The Funds were each formed to engage in the buying and selling of securities for investment for its own account. Section H Partners, L.P., a New York limited partnership ("Section H"), is the sole general partner of Gotham I and Gotham III. Karenina Corp., a New York corporation ("Karenina"), and DPB Corp., a New York corporation ("DPB"), are the sole general partners of Section H. Karenina is wholly owned by Ackman, the sole managing member of Mantpro, LLC.

Mantpro, LLC is the sole general partner of Purchaser. DPB is wholly owned by David P. Berkowitz ("Berkowitz"). Messrs. Ackman and Berkowitz are U.S. Citizens. The principal executive offices of the Funds are located at 110 East 42nd Street, 18th Floor, New York, New York 10017. The phone number for each Fund is (212) 286-0300.

        Ackman, by virtue of his position as sole managing member Mantpro, LLC, the sole general partner of Purchaser, and his position with and ownership interest in Manticore and the Funds, will have beneficial ownership of all Shares beneficially owned by such persons.

        The Funds are in the process of winding up their investments and other operations, but do not currently intend to transfer or sell their investments in Old Stone.

        Litigation Concerning the Funds.    Gotham and Gotham III are managed by Gotham Partners Management Co. LLC, a New York limited liability company ("Management"). The sole managing member of Management is GPLP Management Corp., a New York corporation ("GPLP"). Ackman is a principal shareholder and an officer of GPLP. The New York State Attorney General's Office ("AG") and the SEC are conducting investigations concerning research reports, prepared and published by, GPLP, Management, Ackman, and Berkowitz and their respective investments in, and trading of, the securities of Federal Agricultural Mortgage Corp. (also known as Farmer Mac), MBIA, Inc. and Pre-Paid Legal Services, Inc. Management, GPLP, Gotham I, Gotham III, Ackman and Berkowitz are each cooperating with these investigations, believe their trading and investing activities were entirely proper and stand behind the accuracy of the published reports.

        Gotham I and Ackman were named as defendants, along with unrelated third parties, in two derivative suits brought respectively by Brickell Partners and George Kimeldorf as plaintiffs relating to transactions contemplated or undertaken by First Union Real Estate Equity and Mortgage Investments ("FUR"). The Brickell Partners lawsuit, captioned Brickell Partners, et al. v. Friedman, et al., Index No. 00-602643 (Sup. Ct. N.Y. Co.), was dismissed with prejudice on the merits. In Kimeldorf et al. v. First Union Real Estate Equity and Mortgage Investments, Index No. 02-107176 (Sup. Ct. N.Y. Co.), a preliminary injunction was issued against closing a proposed merger between FUR and Gotham Golf Partners, L.P., an affiliate of Management and the Funds. Defendants' appeal to lift the preliminary injunction is pending before the Appellate Division of the New York Supreme Court, First Judicial Department.

        Two additional private lawsuits were brought by common shareholders of FUR. The first against Gotham I, Gotham Golf Partners, L.P. and Ackman and other affiliates, along with unrelated third parties, entitled Fink et al. v. First Union Real Estate Equity and Mortgage Investments, et al., filed January 24, 2003 in N.Y. Sup. Ct., N.Y. Co., Index No. 03-600265. The second against Gotham I and Ackman, along with unrelated third parties, entitled K-A & Co., Ltd. v. First Union Real Estate Equity and Mortgage Investments, et al., filed February 6, 2003 in Ohio St. Ct., Cuyahoga Co., Index No. CV 03 493629. The latter case has since been removed to the Northern District of Ohio. Each of the foregoing cases are still pending.

        Gotham I, Gotham III, Gotham Partners International, Ltd., Advisors, Ackman and Berkowitz (another principal of the Funds) were named as defendants in a private civil lawsuit brought in federal district court in New York City under section 16(b) of the Exchange Act, entitled Transcontinental Realty Investors, Inc. ["TCI"] v. Gotham Partners, L.P. et al., Index No. 01 Civ. 6782 (MP) (U.S.D.C., S.D.N.Y.). All claims in that action have been dismissed in their entirety with prejudice on the merits. In September 2000, TCI and two of its affiliates brought an action in Texas state court against Gotham I and several other entities and people related to Gotham I. That action, entitled American Realty Trust, Inc. et al. v. Gotham Partners, L.P. et al., Cause No. cc-00-10463 (Co. Ct. at Law, Dallas Co., Texas), was withdrawn with prejudice on the merits. In May 2001, affiliates of TCI brought an action in Texas federal court, entitled Basic Capital Management, Inc. et al. v. Gotham Partners, L.P., et al., Civil

Action No. 3-01 CV 0942-R (N.D. Tex.), which was dismissed in part on the merit upon motion of defendants and then the remainder was withdrawn with prejudice on the merits.

        Gotham I, Gotham III and Holdings II were named as defendants in a private civil lawsuit brought in federal district court in New York City under section 13(d) of the Exchange Act, entitled Hallwood Realty Partners, L.P. v. Gotham Partners, L.P., et al., Index No. 00 Civ. 1115 (LAK) (U.S.D.C., S.D.N.Y.). The action was dismissed with prejudice on the merits.

        Gotham I and, other persons related to the Funds were named as defendants a private civil lawsuit brought in state court in Cleveland, Ohio, entitled First Union Real Estate and Mortgage Investments v. Gotham Partners, L.P., et al., Case No. 1:98CV 0272 (Court of Common Pleas, Cuyahoga Co., Ohio). That action was dismissed with prejudice on the merits. In a related matter, Gotham I and other persons related to the Funds commenced an action in federal district court in Cleveland, Ohio, entitled Gotham Partners, L.P. v. First Union Real Estate and Mortgage Investments, Case No. 347063 (N.D. Ohio), in which the defendants asserted counterclaims against the plaintiffs, alleging violations of the federal securities laws. That action was dismissed without prejudice on the merits.

        Forward Looking Disclaimer.    Statements that Purchaser, the Funds or Manticore may publish, including those included in this Offer to Purchase, that are not purely historical and that relate to the Offer, Purchaser, the Funds and Manticore or Old Stone are "forward-looking statements." These statements are based on Purchaser's management's current expectations and involve risks and uncertainties which include (i) whether the conditions to the Offer will be satisfied, (ii) general economic factors and capital market conditions and (iii) the outcome of the Action. Purchaser wishes to caution the reader that these factors, as well as other factors described in Old Stone's SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

        During the past five years, none of Funds, Manticore, Purchaser, or, to the best of their knowledge, any of the persons listed on Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of a violation of such laws.

        Except as set forth in this Offer to Purchase: (i) none of the Funds, Manticore or Purchaser nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Old Stone; (ii) none of the Funds, Manticore or Purchaser nor, to the best knowledge of any of the foregoing, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors, or subsidiaries has effected any transaction in the Shares or any other equity securities of Old Stone during the past 60 days; (iii) none of the Funds, Manticore or Purchaser nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Old Stone, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations; (iv) during the past two years, there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the SEC between any of the Funds, Manticore or Purchaser or any of their respective subsidiaries or, to the best knowledge of any of Funds, Manticore and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Old Stone or any of its executive officers, directors or affiliates, on the other hand; and (v) during the past two years, there have been no contacts, negotiations or transactions between any of the Funds, Manticore or Purchaser or any of their respective subsidiaries or, to the best knowledge of any of the Funds, Manticore and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Old Stone or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of Old Stone or any of its subsidiaries.

10.   Source and Amount of Funds.

        The Offer is not conditioned on any financing arrangements. We estimate the total amount of funds required to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses incurred in connection with the Offer to be under $10,000,000. The general and limited partners of Purchaser have contributed $10,000,000 to Purchaser for the purpose of consummating the Offer. We are sufficiently capitalized to consummate the Offer and pay for all outstanding Shares that we are offering to buy at the Offer Price plus related fees and expenses.

        The balance sheet dated May 5, 2003 of Purchaser is set forth below:

MANTICORE PROPERTIES II, L.P.

BALANCE SHEET AS OF MAY 5, 2003
(UNAUDITED)

Assets
Cash and U.S. Treasury Money Market	$10,000,000

Total Assets	$10,000,000
Total Liabilities	$0
Partners Equity	$10,000,000

11.   Background of the Offer.

        In the course of their investment activities, the Funds and Ackman have continuously investigated certain investment opportunities arising in connection with the Action. In the Action, Old Stone is seeking to recover $206.3 million in damages for money-back restitution as well as other damages. The U.S. Court of Federal Claims recently ruled in favor of Old Stone on issues of liability. In April 2003, Old Stone filed a motion for partial summary judgment on its claims for money-back restitution as well as other damages. The parties are scheduled to appear in the Court of Federal Claims on June 11, 2003 to argue the motion. If Old Stone prevails on some or all of its alleged damages claims for money-back restitution as well as other damages, the value of your Shares may increase significantly. However, it is possible that any recovery in the Action could be appealed and that any actual payment to Old Stone could be delayed for an indeterminate period of time.

        The Offer was prompted by Old Stone's announcement, by press release dated April 11, 2003, of significant developments in the Action. According to that press release, "the United States Court of Federal Claims granted Old Stone's motion for summary judgment on liability and denied the government's cross-motion for summary judgment. In addition, the Judge directed attorneys for the parties to contact the Court by April 16, 2003 to schedule an early hearing on damages." Additionally, the press release indicated that Old Stone "recently entered into an agreement with the Federal Deposit Insurance Corporation, co-plaintiff in the case with Old Stone, for the FDIC to withdraw from the case." According to the press release, Old Stone "expects that this new development will put its case in a position to be heard more promptly," although "there is no guarantee that the case will be decided in the near future, nor can [Old Stone] predict the eventual resolution of the entire case."

        On May 2, 2003, David S. Klafter, representing Mantpro, LLC, the general partner of Purchaser, contacted Old Stone by phone, on our behalf and notified Old Stone of our intention to make the Offer. Mr. Klafter was told by Old Stone that Old Stone believed that it had insufficient resources to respond to the Offer and informed Mr. Klafter that, prior to being contacted by him, Old Stone had been considering asking the Funds for a loan to fund general expenses. Ackman subsequently contacted Old Stone. We agreed to assist Old Stone by including Old Stone's response to the Offer on Schedule 14D-9 with this Offer to Purchase in the mailing to Old Stone stockholders and to arrange for the printing of Old Stone's Schedule 14D-9. We indicated our willingness to consider a loan to Old Stone following the consummation of the Offer. We do not intend to discuss the possibility of a loan to Old Stone during the Offer but may do so following the consummation of the Offer. We have not made any commitment to make a loan to Old Stone.

        Ackman, an affiliate of Manticore and the Funds, is the sole managing member of Mantpro, LLC. Mantpro, LLC is the sole general partner of Purchaser. Ackman formed Mantpro, LLC and Purchaser in May 2003 for the purpose of making speculative investments in Old Stone in connection with the Offer.

12.   Purpose of the Offer.

        The purpose of the Offer is to make, through the purchase of Shares, a speculative investment in the outcome of the Action. By tendering Shares pursuant to the Offer, to the extent such shares are accepted by us, shareholders will relinquish any rights, as shareholders, to any benefits to Old Stone of the outcome of the Action. We have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Old Stone, sale or transfer of any material amount of assets of Old Stone, any change in the board of directors or management of Old Stone, any material change in the capitalization or dividend policy of Old Stone, any other material change in Old Stone's corporate structure or business, any change in Old Stone's charter or bylaws, any other material change in Old Stone's corporate structure or business, any class of security of Old Stone becoming eligible for termination under Section 12(g)(4) of the Exchange Act, or the suspension of Old Stone's obligation to file reports under Section 15(d) of the Exchange Act.

        In addition we reserve the right to acquire additional Shares following the expiration of the Offer through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer. Purchaser and its affiliates also reserve the right to make additional offers to purchase any or all of the Shares or to dispose of any and all Shares acquired by them. However, to the extent information is available, we intend to continuously evaluate Old Stone and its prospects, and we reserve the right to change our plans and intentions.

        As in the past, we and our affiliates may from time to time propose to, or discuss with, Old Stone various means of enhancing stockholder value, whether through an the institution of a regular dividend, a special dividend, a repurchase of Shares, a restructuring or otherwise. In addition, we may explore from time to time in the future a variety of other alternatives, including, without limitation: (a) the acquisition of additional securities of Old Stone; (b) an extraordinary corporate transaction involving Old Stone or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of Old Stone; (d) a change in the present board of directors or management of Old Stone; (e) a material change in the present capitalization or dividend policy of Old Stone; (f) a material change in Old Stone's business or corporate structure; (g) subsequent to the consummation of the Offer, making one or more loans to Old Stone to fund general corporate expenses; or (g) any action similar to any of those enumerated above. There is no assurance that we will develop any plans or proposals with respect to any of the foregoing matters.

        We have no present intention to dispose of any of our Shares. Any alternatives which we may pursue will depend upon a variety of factors, including the number of Shares tendered pursuant to the Offer, the responses of Old Stone and the stockholders of Old Stone to the Offer and to any proposals to increase stockholder value which may be made, from time to time, by Old Stone, us or others, current and future trading prices for the Shares, the outcome of the Action and our judgment regarding the financial condition and prospects of Old Stone and general economic, financial market and industry conditions.

13.   Dividends and Distributions.

        If, on or after the date hereof, Old Stone should (1) split, combine or otherwise change the Shares or its capitalization from that disclosed in the 2001 Form 10-K or (2) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, then, subject to the provisions of the Offer to Purchase—Section 14 ("Conditions to the Offer"), we, in our sole reasonable discretion, may make such adjustments as we deem appropriate in the Offer Price and other terms of the Offer, including without limitation, the number or type of securities offered to be purchased.

        If, on or after the date hereof, Old Stone should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchase, or their nominees or transferees on Old Stone's stock transfer records, then, subject to the provisions of the Offer to Purchase—Section 14 ("Conditions to the Offer"), (1) the Offer Price may, in our sole reasonable discretion, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (1) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer, or (2) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by us in our sole discretion.

14.   Conditions to the Offer.

        Notwithstanding any other provision of the Offer, we (1) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares, (2) may postpone the acceptance for payment or payment for tendered Shares, and (3) may, in our sole reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if (i) at the expiration of the Offer period, in our reasonable judgment, there will be fewer than 400 holders of record of each of Old Stone's Common Stock, par value $1.00 per share and Cumulative Voting Preferred Stock, Series B, par value $1.00 per share (the "Minimum Holder Condition") as of the date the Shares are accepted for payment pursuant to the Offer and after giving effect to our purchase of all shares validly tendered pursuant to the Offer or (ii) if on or after the date of commencement of the Offer, and at or prior to the expiration of the

Offer (regardless of whether any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred or be continuing:

          (a)   the commencement of, or Purchaser's having knowledge of, the existence of any threatened, instituted or pending action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign which: (i) challenges Purchaser's acquisition of the Shares, seeks to restrain, delay or prohibit the consummation of the Offer or the transactions contemplated by the Offer or seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer, (ii) seeks to prohibit or impose material limitations on Purchaser's acquisition, ownership or operation of all or any portion of Purchaser's or Old Stone's business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the Shares (including, without limitation, the right to vote the Shares purchased by Purchaser, on an equal basis with all other Shares, on all matters presented to the stockholders of Old Stone), or seeks to compel Purchaser to dispose of or hold separate all or any portion of Purchaser's or Old Stone's business or assets (including the business or assets of our and their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer, (iii) in our reasonable judgment, would have a reasonable likelihood of adversely affecting Old Stone, Purchaser, or any of their respective affiliates or subsidiaries (an "Adverse Effect"), or result in a material diminution in the value of Old Stone's assets (a "Diminution in Value"), or (iv) seeks to impose any condition to the Offer unacceptable to Purchaser; or

          (b)   any statute, including without limitation any state anti-takeover statute, rule, regulation, order or injunction, is sought, proposed, enacted, promulgated, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable to the Offer that might, directly or indirectly, in our reasonable judgment, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

          (c)   any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that, in our reasonable judgment, has or would have a reasonable likelihood of having a material Adverse Effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of Old Stone or any of its subsidiaries, or we shall have become aware of any fact of which we had no knowledge as of the date of this Offer that, in our reasonable judgment, has or would have a reasonable likelihood of having such an Adverse Effect or would have a reasonable likelihood of resulting in a Diminution in Value, including any filing by Old Stone pursuant to the Exchange Act or the existence of any other publicly disclosed information not currently known which, in our reasonable judgment, reflects materially different facts or circumstances with respect to Old Stone in general and/or Old Stone's litigation posture and/or prospects in the Action; or

          (d)   (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, armed hostilities or other international or national calamity, including acts of terrorism, directly or indirectly involving or directed against the United States, (iv) any limitation (regardless of whether the limitation is mandatory) by any governmental authority on, or any other event which might affect, the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (regardless of whether the limitation or suspension is mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (e)   Old Stone or any subsidiary of Old Stone shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on the date of commencement of the Offer) of any class (including, without limitation, the Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of Old Stone, (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date of commencement of the Offer, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of Old Stone that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

          (f)    Old Stone or any of its subsidiaries shall have amended or proposed or authorized any amendment to its Certificate of Incorporation or bylaws or similar organizational documents or we shall have learned that Old Stone or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by Old Stone and also set forth in filings with the SEC; or

          (g)   a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including Old Stone or its subsidiaries), or it shall have been publicly disclosed or Purchaser shall have learned that: (i) any person (including Old Stone or its subsidiaries), entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than 5% of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to the date of commencement of the Offer; (ii) any such person, entity or group who has publicly disclosed any such ownership of more than 5% percent of the Shares prior to such date shall have acquired or proposed to acquire additional Shares constituting more than 1% of the Shares, or shall have been granted any option or right to acquire more than 1% of the Shares; (iii) any new group was, or is, formed which beneficially owns more than 5% of the outstanding Shares; (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principal or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving Old Stone or any of its affiliates or subsidiaries; or (v) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Old Stone or assets or securities of Old Stone; or

          (h)   Old Stone and Purchaser shall have reached an agreement or understanding that the Offer be terminated or amended or Purchaser (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Old Stone by merger or similar business combination, or purchase of Shares or assets of Old Stone; or

          (i)    any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or would have a reasonable likelihood of having an Adverse Effect or results or would have a reasonable likelihood of resulting in a Diminution in Value; or

          (j)    Old Stone or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the Offer or any subsequent business combination; or

          (k)   any event shall have occurred that, in our reasonable judgment, has or would have a reasonable likelihood of causing the Offer to be characterized as a "Rule 13e-3 transaction" (commonly referred to as a "going private" transaction) pursuant to Rule 13e-3 under the Exchange Act; or

          (l)    Old Stone or its board of directors shall have implemented, and not withdrawn or terminated, a stockholder rights plan or similar "poison pill",

which in our sole reasonable judgment, in each case, with respect to each and every matter referred to in items (a) through (l) above, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

        The foregoing Offer conditions in paragraphs (a) through (l) and the Minimum Holder Condition are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions, or (other than the Minimum Holder Condition) may be waived by Purchaser as a whole or in part at any time and from time to time in our sole reasonable discretion. Purchaser shall assert these Offer conditions only if they have not been in fact satisfied. In order to determine whether the Minimum Holder Condition has been satisfied, we intend to request Old Stone to provide information concerning the total number of record holders of outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer and after giving effect to our purchase of all Shares validly tendered pursuant to the Offer. If Old Stone fails to provide the requested information, we will determine the satisfaction of the Minimum Holder Condition based on the number of record holders of Shares as disclosed in Old Stone's most recently filed report under the Exchange Act and such other information as we, in our sole reasonable discretion, deem relevant under the circumstances. The determination as to whether any condition has occurred will be in the sole reasonable judgment of Purchaser and will be final and binding on all parties. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right will be deemed an ongoing right, which may be asserted at any time and from time to time.

        A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer conditions must be satisfied or waived prior to expiration of the Offer.

        Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not accepted for payment shall promptly be returned by the Depositary to the tendering stockholders. We have no current plans or intentions to make another offer should the Offer be consummated. However, to the extent information is available, we intend to continuously evaluate Old Stone and its prospects, and we reserve the right to change our plans and intentions.

15.   Certain Regulatory and Legal Matters.

        General.    Except as otherwise disclosed herein, based on a review of publicly available information filed by Old Stone with the SEC, we are not aware of (i) any license or regulatory permit that appears to be material to the business of Old Stone and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by us as contemplated herein. Should any such approval or other action be required or desirable, we currently contemplate that such approval or action would be sought, except as described below under "State Takeover Laws." While we do not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of Old Stone, or that certain parts of the businesses of Old Stone, might not have to be disposed if such approvals were not obtained or any other actions were not taken. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See the Offer to Purchase—Section 14 ("Conditions to the Offer").

        State Takeover Laws.    A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested shareholders.

        We have not attempted to comply with any state takeover statutes in connection with the Offer. We believe that the Rhode Island Business Combination Act of 1990 is inapplicable to the Offer, but whether or not applicable, the Offer is not conditioned upon approval of the board of directors of Old Stone under the Rhode Island Business Combination Act of 1990. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. If any state takeover statute is found applicable to the Offer, we might be unable to accept for payment or pay for the Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment or pay for any Shares tendered. See the Offer to Purchase—Section 14 ("Conditions to the Offer").

        Federal Reserve Board Regulations.    Regulations G, T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. We are funding the acquisition of the Shares from our cash on hand. The Margin Regulations are thus inapplicable.

        Antitrust.    We believe that the Hart-Scott-Rodino Antitrust Act (the "HSR Act") is inapplicable to the Offer in light of the size of Old Stone.

16.   Fees and Expenses.

        D.F. King & Co., Inc. has been retained by us as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

        The Bank of New York has been retained as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

        We will pay soliciting dealer's fees of $0.10 per Common Share and $0.40 per Preferred Share to brokers, dealers and other persons for soliciting tenders of Shares of their clients pursuant to the Offer. We will not pay any such fees on account of Shares beneficially owned by such brokers or nominees. In addition, brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by us for customary clerical and mailing expenses incurred by them in forwarding offering materials to their clients.

17.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARENT, PURCHASER OR OLD STONE SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in the Offer to Purchase—Section 8 ("Certain Information Regarding Old Stone—Available Information").

Manticore Properties II, L.P. Mantpro, LLC William A. Ackman
May 21, 2003

SCHEDULE I

MANAGING MEMBER OF THE GENERAL PARTNER OF PURCHASER

        Purchaser was formed to engage in the buying and selling of securities for investment for its own account. William A. Ackman is the sole managing member of Mantpro, LLC, a Delaware limited liability company. Mantpro, LLC is the sole general partner of Purchaser. William A. Ackman, as the sole managing member of Mantpro, LLC, the sole general partner of Purchaser, has the exclusive power and authority to manage and direct the actions of Purchaser on behalf of the members of Purchaser.

        Set forth below are the present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of Mr. Ackman. Mr. Ackman's business address is 110 East 42nd Street, 18th Floor, New York, New York 10017 and Mr. Ackman is a United States citizen. In addition, except as otherwise noted, Mr. Ackman has been employed in his present principal occupation listed below during the last five years.

Name	Principal Occupation or Employment, 5-Year Employment History
William A. Ackman	Director, President, Secretary and Treasurer of Karenina Corp. (from October 1993 to present). An employee of Gotham Partners Management Co., LLC since March, 1993. Managing Member of Gotham Holdings Management LLC since January 2000. Senior Managing Member of Gotham International Advisors, LLC since January 1998. Manager of Manticore since 1997. Managing member of Mantpro, LLC since May, 2003. Certain of these entities beneficially own shares of Old Stone Corporation. See Offer to Purchase — Section 9 ("Certain Information Concerning the Funds, Manticore, and Purchaser")

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        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of Old Stone or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

THE BANK OF NEW YORK

By Mail: The Bank of New York Tender and Exchange Department P.O. Box 859208 Braintree, MA 02185-9208	Facsimile Transmission: (for Eligible Institutions Only) (212) 815-6433	By Hand/Overnight: Tender & Exchange Department 101 Barclay Street Receive and Deliver Window New York, New York 10286
For Confirmation Only Telephone: (212) 815-6212

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others Call Toll-free: (800) 549-6650

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QuickLinks

  Exhibit (A)(1)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER
INTRODUCTION
THE TENDER OFFER
OLD STONE CORPORATION
OLD STONE CORPORATION
OLD STONE CORPORATION SELECTED FINANCIAL INFORMATION (IN THOUSANDS, EXCEPT PER SHARE DATA) YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
MANTICORE PROPERTIES II, L.P. BALANCE SHEET AS OF MAY 5, 2003 (UNAUDITED)
SCHEDULE I MANAGING MEMBER OF THE GENERAL PARTNER OF PURCHASER
The Depositary for the Offer is: THE BANK OF NEW YORK